Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG announces executive appointments

PITTSBURGH, Feb. 21, 2013 - PPG Industries (NYSE: PPG) today announced several executive appointments that are effective immediately:

Michael H. McGarry, PPG executive vice president, has assumed leadership responsibility for the company's architectural coatings - Americas and Asia Pacific, architectural coatings - Europe, Middle East and Africa (EMEA) and flat glass businesses. McGarry will also lead the EMEA region in addition to his responsibility for the information technology, environmental, health and safety, and corporate quality functions. PPG's automotive refinish and aerospace businesses which previously reported to him, will now report to Chairman and CEO Charles E. Bunch. McGarry continues to report to Bunch, serve as a member of the executive and operating committees, and be based at PPG's global headquarters in Pittsburgh.

Viktoras R. Sekmakas, PPG executive vice president, has assumed leadership responsibility for the company's fiber glass business, the Asia Pacific region, and the purchasing and logistics function. He will continue to lead the industrial coatings, packaging coatings, and protective and marine coatings businesses. Sekmakas will relocate to PPG's global headquarters in Pittsburgh from PPG's EMEA regional headquarters in Rolle, Switzerland. He will continue to report to Bunch and serve as a member of the executive and operating committees.

Jean-Marie Greindl, PPG vice president, automotive OEM coatings, EMEA, has assumed additional responsibility for the EMEA region and has been named vice president, automotive OEM coatings, EMEA, and president, PPG EMEA. He will continue to be based in Rolle, and will report to Cynthia A. Niekamp, PPG senior vice president, automotive OEM coatings, and to McGarry.

In addition, PPG has announced that Bryan N. Iams, PPG vice president, corporate communications and marketing, will assume responsibility for the company's government and community affairs functions in addition to his current role. Iams will be named vice president, corporate communications, marketing, and government and community affairs. He will report to Bunch. This change is effective March 1.

PPG also announced that J. Rich Alexander, PPG executive vice president, will retire effective March 1. He will continue with the company through the end of the month in a non-operating role.

“During his 34-year career with PPG, Rich has held numerous key leadership roles in our coatings, fiber glass and flat glass businesses, as well as our Asia Pacific and Latin America regions,” Bunch said. “As a member of the executive and operating committees, Rich has played an important role in PPG's strategic portfolio transformation. I thank him for his many contributions to PPG's success and wish him the best in his future endeavors.”

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world's leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.